EXECUTION VERSION

Exhibit 4.1
THIS WARRANT AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND NEITHER THIS WARRANT, SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAWS OR (II) AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAWS, AND IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.
SECOND AMENDED AND RESTATED WARRANT
Original Date of Issuance: April 17, 2015    Warrant No. SWK-3
First Amendment Date: October 4, 2016
Second Amendment Date: May 11, 2017
FOR VALUE RECEIVED, Hooper Holmes, Inc., a New York corporation (the “Company”), hereby grants to SWK Funding LLC, a Delaware limited liability company (“SWK”), or its registered assigns (the “Registered Holder”), the right to purchase up to the number of Exercise Shares of duly authorized, validly issued, fully paid and nonassessable shares of the Company’s Common Stock at a price equal to the Exercise Price per share. This Warrant is issued by the Company pursuant to Section 4.4 of the Credit Agreement. Certain capitalized terms used herein are defined in Section 14 hereof. The amount and kind of securities purchasable pursuant to the rights granted hereunder and the Exercise Price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.
This Warrant amends, restates and supersedes in all respects that certain Warrant Number SWK-2 issued to SWK and dated as of October 4, 2016 (the “Prior Warrant”), that amended, restated and superseded in all respects that certain Warrant Number SWK-1 issued to SWK and dated as of April 17, 2015. The Prior Warrant is henceforth void and shall be of no further force or effect.
This Warrant is subject to the following provisions:
Section 1.Exercise of Warrant.
1A. Exercise Period and Amount. The Registered Holder may exercise, in whole or in part, the purchase rights represented by this Warrant for the Exercise Shares at any time and from time to time up to and including the Expiration Date (the “Exercise Period”).
(i)    Exercise Procedure. This Warrant will be deemed to have been exercised when the Company has received all of the following items or such later time as may be specified

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by the Registered Holder in the Exercise Agreement but in no event after the Expiration Date (the “Exercise Time”):
(a)    a completed Exercise Agreement, as described in Section 1B hereof, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the “Purchaser”);
(b)    this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction);
(c)    if this Warrant is not registered in the name of the Purchaser, an Assignment or Assignments in the form set forth in Exhibit II hereto (an “Assignment”) properly executed evidencing the assignment of this Warrant to the Purchaser, in compliance with the provisions set forth in Section 6 hereof; and
(d)    a payment to the Company in an amount equal to the product of the Exercise Price multiplied by the number of Exercise Shares being purchased upon such exercise (the “Aggregate Exercise Price”) in the form of, at the Registered Holder’s option, (1) a certified or official bank check payable to the Company or (2) a wire transfer of immediately available funds to an account designated by the Company; provided, however, the Registered Holder may exercise this Warrant in whole or in part by the surrender of this Warrant to the Company, with a duly executed Exercise Agreement marked to reflect “Net Issue Exercise” and specifying the number of Exercise Shares to be purchased, and upon such Net Issue Exercise, the Registered Holder shall be entitled to receive that number of Exercise Shares determined in accordance with the following equation:
X    =    (A - B) x C
A
where

X	= the number of shares of Exercise Shares purchasable upon a Net Issue Exercise of the Warrant pursuant to the provisions of this Section 1A;

A	= the Fair Market Value of one Exercise Share on the date of the Net Issue Exercise;

B	= the Exercise Price for one Exercise Share under this Warrant; and

C	= the number of Exercise Shares as to which this Warrant is being exercised pursuant to the provisions of this Section 1A.
If the foregoing calculation results in a negative number, then no Exercise Shares shall be issued upon a Net Issue Exercise pursuant to this Section 1A. In the event of any withholding of Exercise Shares or surrender of other equity securities where the number of shares whose value is equal to

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the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Registered Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) the Fair Market Value per Exercise Share as of the Exercise Date.

(ii)    Delivery of Stock Certificates and New Warrants. Duly executed certificates for Exercise Shares purchased upon exercise of this Warrant will be delivered by the Company to the Purchaser within five (5) Business Days after the date of the Exercise Time. The issuance of certificates for Exercise Shares will be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company will prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and will, within such five (5) Business Day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.
(iii)    Deemed Timing of Certain Events. The Exercise Shares will be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser will be deemed for all purposes to have become the record holder of such Exercise Shares at the Exercise Time.
(iv)    Valid Issuance of Exercise Shares. Each Exercise Share issuable upon exercise of this Warrant will, upon exercise of this Warrant in accordance with the terms hereof and payment of the Aggregate Exercise Price therefor in accordance with Section 1A(i)(d), be fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof, other than those arising by virtue of any action taken by the Registered Holder or the failure of the Registered Holder to take any action required to be taken by it.
(v)    Compliance with the Securities Act.
(a)    Agreement to Comply with the Securities Act; Legend. The Registered Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 1A(v) and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Registered Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that notwithstanding anything to the contrary contained herein or in any legend placed on the Warrant or any certificates representing the Exercise Shares, in no event shall the Registered Holder be required to provide an opinion of counsel in connection with a Permitted Transfer.

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(b)    This Warrant and Exercise Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:
“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”
(c)    Representations of the Registered Holder. In connection with the issuance of this Warrant, the Registered Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:
(i)The Registered Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Registered Holder is acquiring this Warrant and the Exercise Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Exercise Shares, except pursuant to sales registered or exempted under the Securities Act.
(ii)    The Registered Holder understands and acknowledges that this Warrant and the Exercise Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Registered Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
(iii)    The Registered Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and

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experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Exercise Shares. The Registered Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects and financial condition of the Company.
(vi)    Books; Par Value. The Company will maintain at its principal office, books for the registration of the Warrants and any transfer or assignment thereof. Except as otherwise provided herein, the Company will not close its books against the transfer of this Warrant or of any Exercise Share in any manner which interferes with the timely exercise of this Warrant. The Company will from time to time take all such action as may be necessary to assure that the par value per share, if any, of the unissued Exercise Shares is at all times equal to or less than the Exercise Price then in effect.

(vii)    Company Cooperation and Government Filings. If the Registered Holder is required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings reasonably required to be made by the Company), then the Company shall, at the Registered Holder’s expense, provide reasonable assistance, as reasonably requested by the Registered Holder, in connection with such filings or approvals; provided, however, that nothing in this Section 1(b)(vii) shall require the Company to register the Exercise Shares, except as expressly provided in this Warrant.
(viii)    Effective Time of Exercise in Connection with Public Offering or Sale. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a Public Offering or Sale of the Company Transaction, the exercise of any portion of this Warrant may, at the election of the Registered Holder, be conditioned upon the consummation of the Public Offering or Sale of the Company Transaction in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.
(ix)    Sufficient Shares; No Violation; Listing in Certain Instances. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock issuable upon the exercise of all outstanding Warrants. All shares of Common Stock that are issuable shall, when issued in accordance with the terms of this Warrant, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges, other than those arising by virtue of any action taken by the Registered Holder or the failure of the Registered Holder to take any action required to be taken by it. The Company shall take all such actions as may be reasonably necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such

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issuance). The Company will use its commercially reasonable efforts to cause the Exercise Shares, immediately upon any exercise of this Warrant, to be listed on any domestic securities exchange upon which shares of Common Stock, or other securities constituting Exercise Shares, are listed at the time of such exercise, if any.
1B.    Exercise Agreement. Upon any exercise of this Warrant, the Exercise Agreement will be substantially in the form set forth in Exhibit I hereto (the “Exercise Agreement”), except that if the Exercise Shares are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement will also state the name of the Person to whom the certificates for the Exercise Shares are to be issued and will be accompanied by a properly executed Assignment (as required by Section 6 hereof), and if the number of Exercise Shares to be issued does not include all the shares of Common Stock purchasable hereunder, it will also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered (and if such Person is other than the Person in whose name this Warrant is then registered, will be accompanied by a properly executed Assignment (as required by Section 6 hereof)). Such Exercise Agreement will be dated the actual date of execution thereof.
1C.    Payment of Expenses and Taxes. The Company shall pay all expenses and taxes imposed by law or any governmental agency, including any documentary stamp taxes, attributable to the issuance of Exercise Shares upon the exercise of the Warrant; provided, that nothing in this Section 1C shall make the Company liable for any income taxes payable by the Registered Holder and associated with the issuance of the Warrant or the exercise thereof; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Exercise Shares to any Person other than the Registered Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.
Section 2.    Adjustment of Number of Exercise Shares. The number of Exercise Shares in effect shall be subject to adjustment from time to time as provided in this Section 2.
2A.    Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the number of Exercise Shares in effect immediately prior to such subdivision will be proportionately increased and the Exercise Price proportionately decreased (but not to less than the par value, if any, of such shares). If the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the number of Exercise Shares in effect immediately prior to such combination will be proportionately decreased and the Exercise Price proportionately increased.
2B.    Reorganization, Reclassification, Consolidation, Merger or Sale. Any (i) recapitalization or reorganization of the Company, (ii) reclassification of the stock of the Company, (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other transaction, which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon

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subsequent liquidation) stock, securities, assets or other property with respect to or in exchange for Common Stock is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Company will make appropriate provision to ensure that each Registered Holder of a Warrant will thereafter have the right to acquire and receive in lieu of or addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of such holder’s Warrant, such shares of stock, securities, assets or other property (“Exchangeable Property”) as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of such holder’s Warrant had such Organic Change not taken place. In any such case, the Company will make appropriate provision (in form and substance reasonably satisfactory to Registered Holders of Warrants representing a majority of the Exercise Shares obtainable upon exercise of all Warrants then outstanding) with respect to such Registered Holders’ rights and interests to ensure that the provisions of this Warrant will thereafter be applicable to the Warrants (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Exercise Price in proportion to the Exchangeable Property receivable for each share of Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of Exercise Shares). Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 2B, each Registered Holder shall have the right to elect, prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 1 hereof instead of giving effect to the provisions contained in this Section 2B with respect to this Warrant.
2C.    Legal Impediments to Exercise Price Adjustments. If any adjustment to the Exercise Price required hereunder is not permitted by applicable law (including without limitation, by reducing the Exercise Price below the par value, if any, of the shares of Common Stock), then, unless the adjustment necessary shall be agreed upon by the Company and the Registered Holder, the Board shall appoint a firm of independent certified public accountants of recognized standing, acceptable to the Registered Holder, which, at the Company’s expense, shall render its written opinion on the necessary adjustment in the number of Exercise Shares purchasable upon exercise of this Warrant, so as to preserve, without dilution, the exercise rights of the Registered Holder consistent with the standards in this Section 2. Upon receipt of such opinion, the Board shall forthwith make the adjustments described therein.
2D.    Certain Other Actions Prohibited. The Company shall not by amendment of the Charter or its bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the provisions of this Warrant, but shall at all times in good faith assist in the carrying out of all of the provisions of this Warrant and shall take all such action as the Registered Holder may reasonably request to protect the exercise privilege of the Registered Holder against dilution. Without limiting the generality of the foregoing, the Company (i) shall take all such actions as may be necessary or appropriate under state law in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of all of the Warrants from time to time outstanding and (ii) shall not take any action which results in (1) any adjustment of the total number of shares of Common Stock or other securities

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issuable after the action upon the exercise of all of the Warrants would exceed the total number of shares of Common Stock then authorized by the Charter and available for the purpose of issuance upon such exercise or (2) any adjustment of the Exercise Price to be less than the par value of the Common Stock.
2E.    Notices.
(i)    Adjustment Notice and Certificate. As soon as practicable following any adjustment of the number of Exercise Shares, but in any event not later than ten (10) Business Days thereafter, the Company will give written notice thereof to the Registered Holder, setting forth in reasonable detail, and certifying the calculation of, such adjustment. Each such certification shall be signed by the chief executive officer or chief financial officer of the Company and by the secretary or any assistant secretary of the Company.
(ii)    Exercise Shares Notice and Certificate. As soon as practicable following the receipt by the Company of a written request by the Registered Holder, but in any event not later than ten (10) Business Days thereafter, the Company will provide to the Registered Holder written notice certifying the number of Exercise Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant. Each such certification shall be signed by the chief executive officer or chief financial officer of the Company and by the secretary or any assistant secretary of the Company.
(iii)    Notices Regarding Books Closure, Dividends, Subscription Offers and Certain Voting Rights. The Company will give written notice to the Registered Holder at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock (including, without limitation with respect to any regular dividends or liquidating distributions), (B) with respect to any issuance of Common Stock, preferred stock or Stock Equivalents covered by Section 5, or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.
(iv)    Notice of Organic Change. The Company will give written notice to the Registered Holder at least ten (10) days prior to the date on which any Organic Change, dissolution or liquidation will take place. Such written notice shall include a reasonable description of such Organic Change, the expected date of the consummation of such Organic Change, and the Fair Market Value payable, as well as the number of Exercise Shares issuable upon exercise of the Warrant if issued upon a Net Issue Exercise pursuant to Section 1A in connection with such Organic Change.
(v)    Notice of Certain Corporate Action. Without prejudice to the foregoing, the Registered Holder shall be entitled to the same rights to receive notice of all other corporate action as any holder of Common Stock.
2F.    Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, preferred stock or Stock Equivalents or (B) to subscribe for or purchase Common Stock, preferred stock or Stock Equivalents, then such record date will be deemed to be the date of the

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issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
Section 3.    Dividends.
3A.    Dilution Fee. Subject to the provisions of this Section 3A, if the Company shall, at any time or from time to time after the Date of Issuance, make or declare, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend in cash, then provision shall be made so that the Exercise Price of the Warrant shall be reduced by the amount of cash which the Registered Holder would have been entitled to receive per share had the Warrant been exercised in full into Exercise Shares on the date of such event; provided, that in the event such adjustment would have the effect of reducing the Exercise Price below zero, the Exercise Price shall be reduced to zero and any additional amount shall be distributed to the Registered Holder; provided further, that no such provision shall be made if the Registered Holder receives, simultaneously with the distribution to the holders of Common Stock, a dividend of cash in an amount equal to the amount of such cash as the Registered Holder would have received if the Warrant had been exercised in full into Exercise Shares on the date of such event.
Section 4.    No Voting Rights; Limitations of Liability. This Warrant shall not entitle the holder thereof to any voting rights or other rights of a stockholder of the Company, except as otherwise set forth herein. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such Registered Holder for the Exercise Price of the Exercise Shares acquirable by exercise hereof or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.
Section 5.    Purchase Rights. If at any time after the Date of Issuance the Company grants, issues or sells any shares of Common Stock or other Stock Equivalents pro rata to the record holders of Common Stock (the “Purchase Rights”), then the Registered Holder shall be entitled to acquire, upon the same terms applicable to such Purchase Rights, the aggregate pro-rata Purchase Rights which the Registered Holder could have acquired if the Registered Holder had held the number of Exercise Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the Common Stock or Stock Equivalents are granted, issued or sold. In the event of any such offering, the Company shall give notice (the “Offer Notice”) to each Registered Holder, stating (i) its bona fide intention to offer such Common Stock or other Stock Equivalents, (ii) the number of such securities to be offered, and (iii) the price and terms upon which it proposes to offer such securities. By notification to the Company within fifteen (15) days after the Offer Notice is given, each Registered Holder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to the aggregate pro-rata Purchase Rights as described above.
Section 6.    Warrant Transferable. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder (including the Exercise Shares) are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this

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Warrant (or certificate for Exercise Shares) with a properly completed and duly executed Assignment at the principal office of the Company together with funds sufficient to pay any transfer taxes as described in Section 1C. Upon such compliance, surrender and delivery, the Company shall execute and deliver a new Warrant or Warrants (or shares) in the name of the assignee or assignees and in denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant (or shares) to evidence the portion of this Warrant (or shares), if any, not so assigned, and this Warrant (or shares) shall promptly be cancelled. Without limiting the generality of the foregoing, upon a Sale of the Company Transaction structured as a sale of the capital stock of the Company (whether by direct sale, merger or otherwise), in lieu of any exercise hereof and sale of the underlying Exercise Shares, the Registered Holder shall have the right to transfer and sell this Warrant to one or more third party purchasers for the purchase price otherwise payable by such Persons for Common Stock in such transaction less the Aggregate Exercise Price. The Registered Holder agrees that until such time as any transfer pursuant to this Section 6 is recorded on the books of the Company, the Company may treat the Registered Holder on the books of the Company as the absolute owner; provided, that nothing in this Warrant affects any requirement that transfer of any Warrant or share of Common Stock is issued or issuable upon the exercise of such Warrant be subject to compliance with the Securities Act and all applicable state and foreign securities laws.
Section 7.    Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants will represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. The date the Company initially issues this Warrant will be deemed to be the “Date of Issuance” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the “Warrants.”
Section 8.    Replacement. Upon receipt of evidence reasonably satisfactory to the Company (including at the request of the Company an affidavit of the Registered Holder) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant and upon delivery of an indemnity reasonably satisfactory to the Company or, in the case of any such mutilation upon surrender of such certificate to the Company, the Company will (at the Registered Holder’s expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.
Section 9.    Registration Rights. In the event the Company, at any time prior to the Expiration Date, proposes to file on behalf of any shareholder a registration statement under the Securities Act on any form (other than a registration statement on Form S-4 or S-8) for shares held by any such shareholder, the Company shall offer to include in such registration statement the Exercise Shares of each Registered Holder (whether issued or issuable under the Warrants) at the Company’s expense. Such Exercise Shares shall be registered, along with such other shares, on a

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pro rata basis on terms customary for a transaction of this type and nature. The registration rights granted under this Section 9 shall not be effective at any time when Rule 144 under the Securities Act is available for resale of all the Exercise Shares issuable pursuant to the Net Issue Exercise provision of Section 1A without limitation during a three month period and without registration.
Section 10.    Notices. Except as otherwise expressly provided herein, all notices, demands or other communications to be given or delivered under or by reason of the provisions of this Warrant shall be in writing and shall be deemed to have been received: (a) when delivered personally to the recipient, (b) one (1) day after sent to the recipient by reputable overnight courier service (charges prepaid), (c) three (3) days after mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (d) upon confirmation of transmittal by facsimile. Such notices, demands and other communications shall be addressed (x) in the case of the Registered Holder, to its address as set forth in the books and records of the Company or, if different, as is designated in writing from time to time by such Registered Holder, (y) in the case of the Company, to its principal office, and (z) in the case of any registered assignee of this Warrant or its registered assignee, to such assignee at its address as designated in writing by such assignee to the Company from time to time.
Section 11.    Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant may not be amended or waived and the Company may not take any action herein prohibited, or omit to perform any act herein required to be performed by it, unless the Company has obtained the written consent of the Registered Holders of Warrants representing a majority of the Exercise Shares issuable upon exercise of the Warrants; provided that (except as otherwise provided herein) no such action may change the Exercise Price of any Warrants or the number of shares or class of stock obtainable upon exercise of any Warrant without the written consent of the Registered Holder of such Warrant. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, and no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 12.    Survival of Warrant Terms. The provisions contained in Section 9 through Section 14, inclusive, shall all survive the exercise of the Warrant for so long as any of the Warrants or the Exercise Shares are outstanding; provided, however, that in no event shall such terms survive longer than the last to occur of (i) the expiration of the Exercise Period, and (ii) the two year anniversary of the last exercise of the Warrant.
Section 13.    Descriptive Headings; Governing Law. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The construction, validity and interpretation of this Warrant will be governed by the internal law, and not the conflicts law, of the State of New York.
Section 14.    Definitions. The following terms have meanings set forth below:
“Affiliates” shall have the meaning ascribed to such term in the Credit Agreement.

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“Aggregate Exercise Price” shall have the meaning set forth in Section 1A(i)(d) hereof.
“Appraised Value” means, with respect to a share of Common Stock and any other property, the fair value of such other property, as determined by an appraisal performed at the expense of the Company by an Approved Appraiser, and whose determination will be final and binding on the Company and the Registered Holder; provided, that such Approved Appraiser shall be directed to determine the value of such securities or other property as soon as practicable, but in no event later than thirty (30) days from the date of its selection, and for such purposes, such valuation shall be without discount for limitations on voting rights, minority interests, illiquidity or restrictions on transfer and all rights, options and warrants to subscribe for or purchase, and other securities convertible into or exchangeable for, Common Stock shall be deemed to be exercised, exchanged.
“Approved Appraiser” shall mean a mutually acceptable investment banking or valuation firm, as determined by the Company and the Registered Holders holding Warrants exercisable for at least a majority of the Exercise Shares issuable upon the exercise of all then outstanding Warrants.
“Assignment” shall have the meaning set forth in Section 1A(i)(c) hereof.
“Board” shall mean the Company’s Board of Directors.
“Business Day” shall have the meaning ascribed to such term in the Credit Agreement.
“Charter” shall mean the Company’s Certificate of Incorporation as filed with the Secretary of State of the State of New York, as the same may be from time to time amended.
“Closing Date” shall have the meaning ascribed to such term in the Credit Agreement.
“Common Stock” shall mean the common voting stock described in Article Fourth of the Charter, together with any capital stock into which such common voting stock shall have been converted, exchanged or reclassified following the date hereof.
“Company” shall have the meaning set forth in the preamble to this Warrant.
“Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of May 11, 2017, among the Company, as Borrower, SWK, as Agent, Sole Lead Arranger and Sole Bookrunner, and the financial institutions party thereto from time to time, as Lenders, as amended from time to time.
“Date of Issuance” shall have the meaning set forth in Section 7 hereof.
“Dilution Fee” shall have the meaning set forth in Section 3A hereof.
“Exchangeable Property” shall have the meaning set forth in Section 2B hereof.
“Exercise Agreement” shall have the meaning set forth in Section 1B hereof.
“Exercise Period” shall have the meaning set forth in Section 1A hereof.

HK49670488

“Exercise Price” shall mean, as subject to adjustment from time to time as set forth herein, a price per share equivalent to a five percent (5.0%) premium to the lowest per share price of shares of Common Stock issued in connection with the Post-Closing Equity Raise; provided, however, that in the event the Post-Closing Equity Raise has not occurred within ninety (90) days of the Closing Date, the Exercise Price shall be a twenty percent (20.0%) discount to the lower of (i) the five (5) trading day closing average preceding the Closing Date, and (ii) the five (5) trading day closing average preceding the ninetieth (90th) day after the Closing Date. As an example, if the Post-Closing Equity Raise occurs prior to the ninetieth (90th) day and the lowest purchase price per share in the Post-Closing Equity Raise is $.75, then the Exercise Price shall be $0.7875 (1.05 x $.75).
“Exercise Shares” shall mean, as subject to adjustment from time to time as set forth herein, an aggregate number of shares of Common Stock equal to (i) 543,479, plus (ii) a number equal to (A) the Term Loan balance under the Credit Agreement on the Closing Date (as defined therein), multiplied by (B) 10.0%, and divided by (C) the Exercise Price. As an example, if the Exercise Price is $0.7875, the amount of Exercise Shares shall be 1,368,876 shares (543,479 + ($6,500,000 x 10.0% / $0.7875)).
“Exercise Time” shall have the meaning set forth in Section 1A(i) hereof.
“Expiration Date” means May 11, 2024.
“Fair Market Value” means, (a) with respect to a share of Common Stock, (i) if determined in connection with a Sale of the Company Transaction, the amount payable in respect of one share of Common Stock upon consummation thereof, (ii) otherwise, if available, the Market Price thereof, and (iii) otherwise, if Market Price is not available, the Appraised Value thereof and (b) with respect to any other property, (i) the fair value thereof determined jointly by the Company and the Registered Holder, and (ii) if such parties are unable to reach agreement within ten (10) days, the Appraised Value thereof.
“Market Price” means (A) if at any time the Common Stock is listed on any securities exchange or quoted in the NYSE MKT or the over-the-counter market, the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of each day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NYSE MKT as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NYSE MKT, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of thirty (30) days consisting of the day as of which “Market Price” is being determined and the twenty-nine (29) consecutive Business Days prior to such day, or (B) if at any time such security is not listed on any securities exchange or quoted in the NYSE MKT or the over-the-counter market, the fair value thereof determined jointly by the Company and the Registered Holder (and if such parties are unable to reach agreement within ten (10) days, then the Market Price shall be deemed not to be available).

HK49670488

“Net Issue Exercise” shall have the meaning set forth in Section 1A(i)(d) hereof.
“Offer Notice” shall have the meaning set forth in Section 5 hereof.
“Organic Change” shall have the meaning set forth in Section 2B hereof.
“Permitted Transfer” shall mean a transfer (i) to an Affiliate of such Registered Holder, or (ii) in connection with the transfer of any portion of the Obligations (as defined in the Credit Agreement) or any participation therein, in either case in compliance with the Credit Agreement; provided, however, that such transfer does not result in a violation of the Securities Act.
“Person” shall have the meaning ascribed to such term in the Credit Agreement.
“Post-Closing Equity Raise” shall mean as described in Section 4.11 of the Credit Agreement.
“Public Offering” shall mean a registered “public offering” of the Company’s Common Stock or other equity under the Securities Act.
“Purchaser” shall have the meaning set forth in Section 1A(i)(a) hereof.
“Purchase Rights” shall have the meaning set forth in Section 5 hereof.
“Registered Holder” shall have the meaning set forth in the preamble to this Warrant.
“Sale of the Company Transaction” shall mean any transaction in which the Company’s shareholders immediately prior to such transaction (or series of related transactions) no longer hold at least a majority of the Company’s Common Stock after the consummation of such transaction.
“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations promulgated thereunder as in effect at the relevant time.
“Stock Equivalent” means any security, option, warrant, right or claim exercisable into, exchangeable for, convertible to or redeemable for shares of Common Stock or the economic equivalent value of shares of Common Stock (including, by way of illustration, preferred stock and stock appreciation rights).
“SWK” shall have the meaning set forth in the preamble to this Warrant.
“Term Loan” shall mean as defined in the Credit Agreement.
“Warrants” shall mean this Warrant and all warrants issued upon replacement or transfer of this Warrant in accordance with the terms of this Warrant and all warrants issued upon exchange for different denominations hereof in accordance with the terms of this Warrant.
* * * * *

HK49670488

IN WITNESS WHEREOF, the Company has caused this Warrant, as hereby amended and restated, to be signed and attested by its duly authorized officer under its corporate seal.
HOOPER HOLMES, INC.

By:/s/ Henry E. Dubois
Name:    Henry E. Dubois
Title:    Chief Executive Officer and President

[SIGNATURE PAGE TO WARRANT]
49670488

Acknowledged, accepted and agreed,

SWK FUNDING LLC
By: SWK Holdings Corporation,
its sole Manager

By:        /s/ Winston Black
Name:     Winston Black
Title:    Chief Executive Officer

Date: May 11, 2017

[SIGNATURE PAGE TO WARRANT]
49670488

EXHIBIT I
EXERCISE AGREEMENT

To:

Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. ____), hereby agrees to subscribe for the purchase of            shares of the Common Stock covered by such Warrant and makes payment herewith in full therefor at the price per share provided by such Warrant. This subscription shall be effective on the date the Company has received this Exercise Agreement and the other items required under Section 1A(i) of the Warrant.

Check Box for Net Issue Exercise

Signature

Address

Exhibit I to Warrant

EXHIBIT II
ASSIGNMENT
FOR VALUE RECEIVED, ____________________ hereby sells, assigns, and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. ____) with respect to the number of shares of the Common Stock covered thereby set forth below, unto:

Names of Assignee	Address	No. of Shares

Signature
Name:
Title:

EXHIBIT II TO WARRANT